Appendix A

Fund/Classes                                                                                              Operating Expense Limit

CAN SLIM Select Growth Fund                                                                            1.39%

PROFESSIONALLY MANAGED PORTFOLIOS

on behalf of each series of the Trust listed on this Appendix A

By:         /s/Elaine E. Richards
Name:    Elaine E. Richards
Title:      President

NORTHCOAST ASSET MANAGEMENT, LLC

By:          /s/Daniel J. Kraninger
Name:    Daniel J. Kraninger
Title:      President

Approved by the Board of Trustees: May 19, 2008 and amended November 11-12, 2013 to revise the limitation for the CAN SLIM Select Growth Fund.